As filed with the Securities and Exchange Commission on April 14, 2011
Registration No. 333-150612

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

Post-Effective Amendment No. 4
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

__________________

Moody National REIT I, Inc.
(Exact name of registrant as specified in its governing instruments)
6363 Woodway Drive, Suite 110
Houston, Texas 77057
(713) 977-7500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

__________________

Brett C. Moody
6363 Woodway Drive, Suite 110
Houston, Texas 77057
(713) 977-7500
(Name, address, including zip code and telephone number,
including area code, of agent for service)

__________________

Copies to:

Mary E. Smith	Rosemarie A. Thurston
Moody National REIT Sponsor, LLC	Gustav F. Bahn
2010 Main Street	Alston & Bird LLP
Irvine, California 92614	1201 West Peachtree Street
(949) 786-7500	Atlanta, Georgia 30309
(404) 881-7000

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          Approximate date of commencement of proposed sale to the public:  This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ Registration No. 333-150612

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
 (Do not check if a smaller reporting company)

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Explanatory Note

          This post-effective amendment No. 4 to the Registration Statement on Form S-11 (No 333-150612) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits.

(b)  Exhibits:

10.1
Amendment No. 1 to Amended and Restated Advisory Agreement, dated April 6, 2011, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2011 and incorporated herein by reference)

23.1	Consent of Pannell Kerr Forster of Texas, P.C.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 14, 2011.

Moody National REIT I, Inc.

By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

          Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities and on April 14, 2011.

Signature	Title

/s/ Brett C. Moody	Chief Executive Officer, President and Chairman of the Board (principal executive officer)
Brett C. Moody

/s/ Robert W. Engel	Chief Financial Officer, Treasurer and Secretary (principal financial officer and principal accounting officer)
Robert W. Engel

/s/ Lawrence S. Jones	Director
Lawrence S. Jones

/s/ William H. Armstrong	Director
William H. Armstrong

/s/ John P. Thompson	Director
John P. Thompson